Exhibit 99.1

RESTATED STOCK OPTION PLAN (the “Plan”)

OF

BANK OF THE JAMES FINANCIAL GROUP, INC. (the “Company”)

SECTION 1.    PURPOSE

1.1. This Plan restates the 1999 Stock Option Plan of Bank of the James. Under this Restated Stock Option Plan, the Company, as successor to Bank of the James, succeeds to all of the rights, duties, and obligations of Bank of the James.

1.2. The Plan enables employees who contribute significantly to the success of the Company and its subsidiaries to participate in the future success of the Company and its subsidiaries and to further identify their interests with those of the shareholders. The Plan provides for stock options to be granted to such employees. Two types of options may be granted: “incentive stock options” within the meaning of Section 422A of the Internal Revenue Code (the “Code”) and non-incentive options. It is intended that options shall constitute incentive stock options unless otherwise designated by their terms; however, no option shall be invalid for failure to qualify as an incentive stock option. The purpose of the Plan is to provide long-term incentives for gain through outstanding service to the Company and its subsidiaries and its shareholders and to assist in recruiting and retaining people of ability and initiative in key management positions.

SECTION 2.    ADMINISTRATION

2.1. The Plan shall be administered by a Committee which shall consist of all members of the Executive Committee of the Board of Directors who are not eligible for grants under the Plan. The Committee shall have complete authority to:

2.1.1. Interpret all provisions of this Plan consistent with law;

2.1.2. Designate the employees or classes of employees eligible to participate in the Plan;

2.1.3. Grant awards provided in the Plan in such form and amount as the Committee shall determine;

2.1.4. Impose such limitations, restrictions, and conditions upon such awards as the Committee shall deem appropriate;

2.1.5. Adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of the Plan.

2.2. Decisions and determinations of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder. The Company shall indemnify members of the Committee against expenses reasonably incurred by them, including attorney’s fees, arising by reason of any decision, action taken, or failure to act under the Plan, providing such decision, action, or failure to act was made in good faith.

SECTION 3.    ELIGIBILITY

Any salaried employee of the Company or any of its subsidiaries (including any subsidiary acquired after adoption of this Plan) who in the judgment of the Committee occupies a position in which his efforts contribute to the profits or growth of the Company or a subsidiary of the Company may be granted an option under this Plan. No employee may be granted incentive stock options (under all incentive stock option plans of the Company and any corporation that is a “parent” or “subsidiary” corporation for purposes of Section 422A of the Code) which are first exercisable in any calendar year for stock having an aggregate fair market value (determined as of the date an option is granted) exceeding $100,000.

SECTION 4.    STOCK SUBJECT TO OPTION

4.1. As set forth below, this Plan is contingent on shareholder approval. Provided that the requirements of Regs. § 1.421-7(c)(2) are followed, options granted hereunder shall be effective on the date of the grant. Each option so granted will give the employee the right to purchase a designated amount of the Company’s Common Stock with a par value of $4.00 each (“Common Stock”) (subject to adjustment under Section 9 of this Plan). Upon exercise of any option, the Company may deliver to the employee authorized but unissued stock, treasury stock, or any combination thereof.

4.2. The Committee will maintain records showing the cumulative total of stock subject to options outstanding under this Plan. Stock delivered under this Plan shall not exceed in the aggregate one hundred fifty-four thousand (154,000) shares. This number may be adjusted to reflect any change in the capitalization of the Company resulting from a stock dividend or a stock split or other adjustment contemplated by Section 9 of the Plan and occurring after the adoption of this Plan. If an option is terminated, in whole or in part, for any reason other than the exercise thereof, the stock allocated to the option or portion thereof so terminated may be reallocated to another option or options to be granted under this Plan.

SECTION 5.    OPTION PRICE

5.1. The price per share for stock purchased by the exercise of any option granted under this Plan will be 100% of the fair market value per share of such shares at the time the option is granted.

5.2. For purposes of this Plan, “fair market value” as of any date and in respect of any share of Common Stock shall mean the most recent trading price of the Common Stock as determined by reference to the “bid” price as announced by any national or regional exchange or market in which the Common Stock is traded, the “bid” price set forth in the “Pink Sheets” or similar publication, or the “bid” price announced by any broker-dealer who makes a market in the Common Stock; provided however, that in the event shares of the Common Stock have not been traded for more than 10 days immediately preceding such date, or if deemed appropriate by the Committee for any other reason, the fair market value of the shares of Common Stock shall be determined by the Committee in good faith in such manner as it deems appropriate. In no event shall the fair market value of any share of Common Stock be less than its book value.

SECTION 6.    EXERCISE OF OPTIONS

6.1. By An Employee During Continuous Employment.

6.1.1. Options granted under the Plan are exercisable in whole at any time or in part from time to time as provided in each stock option grant (including any amendment or supplement to that agreement) between the Company and an employee specifying the terms and conditions of the option granted to the employee. Subject to the terms of the stock option grant, an option granted under the Plan may be exercised with respect to any number of whole shares less than the full number for which the option could be exercised. A partial exercise will not affect the right to exercise the option from time to time in accordance with the stock option grant with respect to the remaining shares subject to the option.

6.1.2. An employee may not exercise any part of an option granted under this Plan unless, at the time of such exercise, he has been in the continuous employment of the Company or a subsidiary of the Company since the date the option was granted. The Committee may decide in each case to what extent leaves of absences for government or military service, illness, temporary disability, or other reasons shall not for this purpose be deemed interruptions of continuous employment.

6.2. Death of Optionee.

6.2.1. Upon the death of an employee, all options granted to and vested in such employee shall become immediately exercisable. All such options shall be deemed exercisable on the date of death.

6.2.2. Upon the death of the optionee, any option exercisable on the date of death may be exercised by the optionee’s estate or by a person who acquires the right to exercise such option by bequest or inheritance or by reason of the death of the optionee, provided such exercise occurs within both the remaining option term of the option and one year after the optionee’s death.

6.2.3. The provisions of this Section shall apply notwithstanding the fact that the optionee’s employment may have terminated prior to death, but only to the extent of any option exercisable on the date of death.

6.3. Retirement or Disability of Optionee.

6.3.1. Upon permanent disability or retirement (as each is determined by the Committee) of an employee, all options granted to and vested in such employee shall become immediately exercisable. All such options shall be deemed exercisable on the date of retirement or disability.

6.3.2. Upon the termination of the optionee’s employment by reason of permanent disability or retirement, the optionee may, within 36 months from the date of such termination of employment, exercise any option to the extent such options were exercisable at the date of such termination of employment. Notwithstanding the foregoing, the tax treatment available pursuant to Section 422 of the Internal Revenue Code of 1986 upon the exercise of an option will not be available to an optionee who exercises any option more than (i) 12 months after the date of termination of employment due to permanent disability or (ii) three (3) months after the date of termination of employment due to retirement.

6.4. Termination For Other Reasons.

Except for termination by reason of death, disability, or retirement as set forth in Paragraphs 6.2 and 6.3 above, or otherwise determined by the Committee, all options shall terminate upon the termination of the optionee’s employment with the Company or any of its subsidiaries.

6.5. Termination of Options.

An option granted under this Plan shall be considered terminated, in whole or in part, to the extent that, in accordance with the provisions of this Plan, it can no longer be exercised for stock originally subject to the option.

6.6. Variation of Terms in Grant.

Notwithstanding anything to the contrary in this Section 6, the Committee, by terms set forth in the grant to any employee or class of employees, may provide a) that on the death or permanent disability of such employee, all options granted shall immediately vest and become exercisable; b) that on termination for cause, all options granted and vested shall become immediately exercisable; or c) such other terms as the Committee in its discretion deems appropriate.

6.7. Ten Year Limitation on Exercise.

No option shall be exercisable after the expiration of ten years from the date the option was granted. The terms of any option may provide that it is exercisable for a period less than this maximum period. During the lifetime of an employee to whom an option is granted, the option may be exercised only by the employee, his attorney-in-fact (if he is legally disabled), or his guardian.

SECTION 7.    METHOD OF EXERCISE

7.1. Each option granted under this Plan shall be deemed exercised when the holder shall have indicated the decision to do so in writing delivered to the Company, and, shall at the same time tender to the Company payment in full in cash, or equivalent Company shares for the shares for which the option is exercised, and shall comply with such other reasonable requirements as the Company may establish pursuant to the Plan. No person, estate or other entity shall have any of the rights of a shareholder of the Company with reference to shares subject to an option until a certificate or certificates for the shares have been issued to him.

7.2. An option granted under this Plan may be exercised for any lesser number of whole shares than the full amount for which it could be exercised. Such a partial exercise of an option shall not affect the right to exercise the option from time to time in accordance with this Plan for the remaining shares subject to the option.

SECTION 8.    ASSIGNABILITY

No option granted to an employee under this Plan shall be transferable by him except by will or the laws of descent and distribution.

SECTION 9.    ADJUSTMENT UPON CHANGE OF SHARES

If, while any options are outstanding, the outstanding shares of Common Stock of the Company have changed into, or been exchanged for a different number or kind of shares or securities of the Company or any other entity through reorganization, merger, share exchange, recapitalization, reclassification, stock split, stock dividend, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares that are subject to purchase under the outstanding options and on the option exercise price or prices applicable. However, the Committee shall make no adjustment that, for purposes of Section 422A of the Code, would constitute an increase in the aggregate number of shares issuable under this Plan, nor shall the Committee adjust the price or number of shares then subject to options in a manner that would constitute a modification of an option for purposes of Section 425(h) of the Code.

SECTION 10.    COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No option shall be exercisable and no stock will be delivered under the Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with withholding tax requirements and with the rules of all domestic stock exchanges on which the Company’s shares may be listed. Any share certificate issued to evidence shares for which an option is exercised may bear legends and statements the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No option shall be exercisable, and no shares will be delivered under this Plan, until the Company has obtained consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable. In the event of the exercise of an option by a person or estate acquiring the right to exercise the option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of the option and may require such consents and releases of taxing authorities as it may deem advisable.

SECTION 11.    GENERAL PROVISIONS

11.1. Neither the adoption of the Plan nor its operation, nor any documents describing or referring to the Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company or any subsidiary, or shall in any way affect the right and power of the Company or any subsidiary to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Plan had not been adopted.

11.2. Headings are given to the sections of the Plan solely as a convenience to facilitate reference; such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.

11.3. The Committee’s determinations under the Plan (including without limitation determinations of person to receive awards, the form, amount and timing of such awards and the agreements evidencing the same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

SECTION 12.    AMENDMENT

The Committee may alter, amend or terminate this Plan from time to time, except that no such action shall, without an employee’s consent, adversely affect the terms of any options previously granted and which have not terminated.

SECTION 13.    DURATION OF THE PLAN

No option shall be granted under this Plan after the tenth anniversary of the Approval Date, as defined below. Options granted before that date shall remain valid thereafter in accordance with their terms.

SECTION 14.    EFFECTIVE DATE OF PLAN

14.1. The 1999 Stock Option Plan was adopted by the Board of Directors of Bank of the James (the “Bank”), predecessor to the Company, on October 21, 1999 (the “Approval Date”) and

approved by a majority of the shareholders of the Bank at the 2000 Annual Meeting of Shareholders of the Bank. The Board of Directors of the Bank adopted an amendment to the 1999 Stock Option Plan, which amendment was approved by a majority of the shareholders of the Bank at the 2002 Annual Meeting of Shareholders of the Bank.

14.2. This Plan is restated as of January 1, 2004.